EXHIBIT 99.1
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                               NEWS RELEASE


                                 LANDAUER

                           For Immediate Release

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       LANDAUER, INC. APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President & CFO
      708-441-8311
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GLENWOOD, ILLINOIS, AUGUST 29, 2008 - LANDAUER, INC. (NYSE: LDR), a
recognized leader in personal and environmental radiation monitoring, today announced the appointment of Michael Leatherman and David Meador to its Board of Directors.

Mr. Leatherman, currently an independent consultant focused in information technology strategies and global contract negotiations, was previously the Chief Financial Officer, Chief Information Officer and Executive Vice President at Wallace Computer Services. Leatherman was primarily responsible for information technology, strategic planning, and organizational effectiveness. Prior to his time at Wallace Computer Services, Leatherman spent six years at FSC Paper Corporation acting as both the Chief Executive and Financial Officers. He has acted as a Smorgon Consolidated Industries board member from 1984 to 2000 and has been a Nashua Corporation board member since 2006.

Mr. Meador currently serves as the Chief Financial Officer and Executive Vice President at DTE Energy (NYSE: DTE), a diversified energy company involved in the development and management of energy-related businesses and services nationwide. Meador is responsible for investor relations, treasury, business taxes and financial forecasting, accounting, corporate services and supply chain management. Meador joined DTE Energy in 1997 as Vice President and Controller. Prior to his employment with DTE Energy, he served in a variety of financial and accounting positions at Chrysler Corporation and was an auditor with Coopers & Lybrand.

"We are pleased to announce the appointment of Michael and David to our board, as both have a tremendous track record of innovative leadership, success and extensive financial experience," commented Bob Cronin, Chairman of the Board of Landauer. "They will be valuable additions to our Board and we look forward to their contributions as we continue to execute on our strategic objectives and pursue opportunities for the Company."


ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.

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